EXHIBIT 21.1

List of Subsidiaries of the Company

Wayfast Holdings Limited (BVI)

Gracemind Holdings Limited (BVI)

Man State Holdings Limited (BVI)

Clever Advance Limited (Hong Kong)

Treasure Asia Holdings Limited (Hong Kong)

Success Hill Limited (Hong Kong)

Xi’an Tsining Housing Development Co., Ltd. (Xi’an, China)

Xi’an New Land Development Co., Ltd. (Xi’an, China)

Xi’an Haotai Housing Development Co., Ltd. (Xi’an, China)

Puhua (Xi’an) Real Estate Development Co., Ltd. (Xi’an, China)

Xi’an Xinxing Property Management Co., Ltd. (Xi’an, China)

Xi'an Xinxing Hotel Management Co., Ltd. (Xi'an, China)